Exhibit 99.1

INVESTOR CONTACT: Deirdre Blackburn (610) 293-0600

Safeguard Agrees to Sell its Interest in Sanchez Computer Associates

Will Receive Over $40 Million from Sales of Shares

WAYNE, PA – January 28, 2004 – Safeguard Scientifics, Inc. (NYSE: SFE) today announced that it has entered into an agreement to vote its shares of Sanchez Computer Associates, Inc. (NASDAQ: SCAI) in favor of the previously announced merger of Sanchez and a subsidiary of Fidelity National Financial, Inc. (NYSE:FNF). Sanchez is a leading developer and integrator of financial services software applications for the world’s largest institutions. Fidelity, based in Jacksonville, Florida, is the leading Fortune 500 provider of products, services and solutions to the real estate and financial services industries. In the transaction, each outstanding share of Sanchez common stock will be converted into $6.50 in cash or FNF common stock, at the election of the Sanchez shareholder and subject to various pro ration provisions which will limit the amount of cash paid to approximately 50% of the aggregate merger consideration.

Safeguard has entered into an agreement providing Fidelity a proxy to vote all of its shares of Sanchez in favor of the proposed merger and against any competing transaction. Safeguard has also agreed not to sell its shares of Sanchez until the merger has been consummated or the merger agreement has been terminated. Safeguard also granted to Fidelity an option to purchase Safeguard’s holdings of Sanchez common stock at an option price equal to the greater of (i) the greater of (A) $6.50 per share or (B) such higher amount that Fidelity may agree to pay to acquire shares of Sanchez common stock pursuant to an amendment to the merger agreement or (ii) the value of the consideration being offered by a proposed purchaser in a takeover proposal. This option is exercisable until the merger has been consummated or 24 hours after the merger agreement has been terminated. The transaction is expected to close in the second quarter of 2004, and is subject to customary closing conditions, shareholder approval and regulatory review.

Safeguard owns 6,288,184 shares of Sanchez common stock (or approximately 23% of the outstanding Sanchez common shares). Safeguard expects to receive approximately $40 million from the transaction related to the sale of its common shares of Sanchez and approximately $4 million related to shares of Sanchez owned by Warren V. “Pete” Musser pledged as collateral under a certain loan arrangement between Musser and Safeguard. Safeguard expects to record a gain on the transaction of approximately $31 million, which will be reflected in its financial results when the transaction closes.

“We have been a long term supporter and holder of Sanchez but our strategy directs that we acquire majority interests in our subsidiaries. As we could not achieve this level of ownership in Sanchez, we are pleased to participate in a transaction that allows us to exit one of our non-strategic companies” said Anthony L. Craig, president and chief executive officer, Safeguard Scientifics, Inc. Safeguard may deploy the proceeds it receives in a variety of ways:

•	To increase our ownership interest in our strategic subsidiaries and fund their respective growth plans;

•	To acquire new strategic subsidiaries;

•	And depending upon market conditions from time to time, to consider steps to modify our capital structure which may include the repurchase of a portion of our convertible notes due in June 2006 or the purchase of outstanding equity securities.

In December 2003, Safeguard agreed to sell its shares of Tangram Enterprise Solutions, Inc., (OTCBB: TESI) a leading supplier of IT asset management software, to Opsware, Inc. (NASDAQ: OPSW), a leading provider of data center automation software, in connection with Opsware’s proposed acquisition of Tangram. Safeguard expects to receive approximately $6 million in proceeds and will record a gain on the transaction of approximately $5 million, which will be reflected in its financial results when the transaction closes.

“We are very pleased with the dramatic progress we have made during 2003 and now, in early 2004, with the disposition of these assets” said Mr. Craig. “Our success in managing these assets for balance sheet strength and liquidity has been substantial.”

About Safeguard
 Safeguard Scientifics (NYSE: SFE) is a technology company, headquartered in Wayne, PA, that seeks to create long-term value by taking controlling interests in and developing its companies through superior operations and management. Currently, Safeguard acquires and operates businesses that provide business decision and life science software-based product and service solutions. Safeguard’s existing strategic subsidiaries focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. Safeguard is accessible via the Internet at www.safeguard.com.

About Sanchez Computer Associates
 Sanchez Computer Associates Inc. (Nasdaq: SCAI), headquartered in Malvern, PA, is a global leader in developing and marketing scalable and integrated software and services that provide banking, securities, customer integration, wealth management and outsourcing solutions to nearly 400 financial institutions in 22 countries. For more information, visit www.sanchez.com.

About Fidelity National Financial

Fidelity National Financial, Inc., number 326 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. The Company had total revenue of $5.7 billion and earned more than $665 million in the first nine months of 2003, with cash flow from operations of nearly $984 million for that same period. FNF is one of the world’s largest providers of information-based technology solutions and processing services to financial institutions and the mortgage and financial services industries through its subsidiary Fidelity Information Services, Inc. Fidelity Information Services processes nearly 50 percent of all U.S. residential mortgages, with balances exceeding $2.5 trillion, has processing and technology relationships with 46 of the top 50 U.S. banks and has clients in more than 50 countries who rely on its processing and outsourcing products and services. Additionally, FNF is the nation’s largest title insurance company and also provides other real estate-related services such as escrow, flood and tax certifications with life of loan monitoring, merged credit reporting, property valuations and appraisals, default management, relocation services, flood, homeowners and home warranty insurance, exchange intermediary services, mortgage loan aggregation and fulfillment, multiple listing services software, mortgage loan origination software, collateral scoring analytics and real property data. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

###

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, without limitation, risks associated with the attainment of regulatory and shareholder approval of the proposed merger, the ability of Fidelity to successfully integrate Sanchez’s business, customers and technology into its company, the uncertainty of future performance of Safeguard’s companies, acquisitions of additional companies and dispositions of companies, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, our ability to execute our business strategy and other uncertainties described in Safeguard’s filings with the Securities and Exchange Commission. Safeguard does not assume any obligation to update any forward-looking statements or other information contained in this press release.

NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.